Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 7, 2019

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q4 Sales

PHILADELPHIA, PA, February 7, 2019 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net sales for the three months and year ended January 31, 2019.

Total Company net sales for the three months ended January 31, 2019 increased 3.7% over the same period last year to a record $1.13 billion. Comparable Retail segment net sales increased 3%, driven by double-digit growth in the digital channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 4% at Free People, 4% at Urban Outfitters and 2% at the Anthropologie Group. Wholesale segment net sales increased 3%.

For the year ended January 31, 2019, total Company net sales increased to $4.0 billion or 9.3% over the prior year. Comparable Retail segment net sales increased 8%, driven by double-digit growth in the digital channel and positive retail store sales. Wholesale segment net sales increased 10%.

“I’m pleased to report record fourth quarter revenues and the sixth consecutive quarter all brands delivered positive Retail segment ‘comps’” said Richard A. Hayne, Chief Executive Officer. “Positive ‘comps’ were driven by double-digit growth in digital channel revenues,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
Net sales by brand
Urban Outfitters	$447,525	$433,924	$1,528,717	$1,396,420
Anthropologie Group	464,609	447,184	1,598,000	1,472,769
Free People	209,315	201,659	799,205	721,966
Food and Beverage	7,499	6,352	24,701	24,859
Total Company	$1,128,948	$1,089,119	$3,950,623	$3,616,014

Net sales by segment
Retail Segment	$1,047,710	$1,010,188	$3,604,170	$3,299,714
Wholesale Segment	81,238	78,931	346,453	316,300
Total Company	$1,128,948	$1,089,119	$3,950,623	$3,616,014

During the year ended January 31, 2019, the Company opened a total of 18 new retail locations including: 6 Free People stores, 5 Urban Outfitters stores, 4 Anthropologie Group stores and 3 Food and Beverage restaurants; and closed 11 retail locations including: 5 Urban Outfitters stores, 3 Anthropologie Group stores and 3 Free People stores. During the year ended January 31, 2019, 5 franchisee-owned stores were opened including: 4 Urban Outfitters stores and 1 Free People store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada and Europe and websites; 227 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 135 Free People stores in the United States, Canada and Europe, catalogs and websites, 13 Food and Beverage restaurants, 4 Urban Outfitters franchisee-owned stores and 1 Free People franchisee-owned store, as of January 31, 2019. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,200 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

The Company will release fourth quarter and fiscal year 2019 earnings results on March 5, 2019.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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